UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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STAMPS.COM INC.

(Name of Registrant as Specified in Its Charter)

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1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
Dear Stockholder:
You are cordially invited to electronically attend the 2020 Annual Meeting of Stockholders of Stamps.com Inc. (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 10, 2020. This year's Annual Meeting will be a "virtual meeting" conducted solely online. You will be able to attend the Annual Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2020.
Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked (i) to elect two Class III directors, (ii) to approve, on a non-binding advisory basis, the compensation of our named executive officers, and (iii) to ratify the selection of our independent auditors for 2020. The accompanying Notice of 2020 Annual Meeting of Stockholders and proxy statement provides information on how to participate in the Annual Meeting, how to vote your shares, and describes the matters to be presented at the Annual Meeting.
Our board of directors unanimously recommends that stockholders vote in favor of (i) the election of the nominated directors, (ii) the resolution approving, on a non-binding advisory basis, the compensation of our named executive officers, and (iii) the ratification of our independent auditors for 2020.
Whether or not you plan to virtually attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. Please note that if your stock is held by a bank, broker or other nominee, you must follow the instructions you receive from your bank, broker or other nominee, to have your stock voted. You may virtually attend the Annual Meeting and vote at such meeting even if you have previously returned your proxy card.
Sincerely,

/s/ Ken McBride

Ken McBride
Chief Executive Officer
Los Angeles, California
May 4, 2020

1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2020
TO THE STOCKHOLDERS OF STAMPS.COM INC.:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Stamps.com Inc., a Delaware corporation, will be held on June 10, 2020, beginning at 10:00 a.m. Pacific Daylight Savings Time. This year's Annual Meeting will be a "virtual meeting" conducted solely online. You will be able to attend the Annual Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2020. The Annual Meeting is being called for the following purposes:

1.	To elect two Class III directors to serve for a three-year term ending at the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and

3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2020.
The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 13, 2020 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A complete list of shareholders will be available for examination by any shareholder commencing no later than May 30, 2020 at our headquarters at 1990 E. Grand Ave., El Segundo, California 90245. If you would like to view the list, please contact our Investor Relations Department to schedule an appointment by calling (310) 482-5830. In addition, the list will be available for inspection by shareholders on the virtual meeting website during the meeting.
All stockholders are cordially invited to electronically attend the Annual Meeting. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Please note that if your stock is held by a bank, broker or other nominee, you must follow the instructions you receive from your bank, broker or other nominee, to have your stock voted. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend and vote at the Annual Meeting, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ MATTHEW A. LIPSON

Matthew A. Lipson
Chief Legal Officer and Secretary
Los Angeles, California
May 4, 2020

Important Notice Regarding Availability of Proxy Materials
for the 2020 Annual Meeting of Stockholders to be Held on June 10, 2020
Our notice of annual meeting, proxy statement and annual report on Form 10-K are available on the Internet at http://investor.stamps.com/sec.cfm.

1990 E. Grand Avenue
El Segundo, CA 90245
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2020
GENERAL INFORMATION
General
The enclosed proxy is solicited on behalf of the board of directors (our "Board") of Stamps.com Inc., for use at our Annual Meeting of Stockholders to be held on June 10, 2020 and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Savings Time and will be conducted as a "virtual meeting" via live webcast on the Internet. There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/STMP2020. To participate in the 2020 Annual Meeting, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 4, 2020.
Voting and Proxies
Only holders of record of our common stock at the close of business on April 13, 2020 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 17,093,178 shares of our common stock were issued and outstanding. Holders are entitled to one vote at the Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date. A majority of the outstanding shares of our common stock, virtually present at the meeting or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
If you properly sign and return the enclosed form of proxy or transmit your voting instructions via telephone or Internet, then your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted (i) FOR the election of the directors proposed by our Board, (ii) FOR the resolution approving, on a non-binding advisory basis, the compensation of our named executive officers, and (iii) FOR the ratification of our independent auditors for 2020.
If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, then the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct.
A broker non-vote occurs when a bank, broker, or other nominee submits a proxy card with respect to shares it holds in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the bank, broker, or other nominee has not received voting instructions from the beneficial owner. Under the rules that govern banks, brokers, or nominees who are voting with respect to shares held in street name, banks, brokers, or nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of independent auditors is a routine matter. The election of directors and the advisory vote on executive compensation are non-routine matters.
Revocation of Proxies
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by: (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked; (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting; or (iii) virtually attending and voting at the Annual Meeting itself. Registered stockholders may also follow the instructions provided on the proxy card to submit a new proxy by telephone or via the internet.
Solicitation
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this notice of annual meeting, proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. We intend to solicit proxies by mail, telephone and internet. No additional compensation will be paid to these individuals for soliciting. We intend to post this proxy statement and our 2019 Annual Report on Form 10-K on our website (http://investor.stamps.com/sec.cfm) for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so.
Annual Meeting Attendance
The audio webcast of the Annual Meeting will begin promptly at 10:00 a.m., Pacific Daylight Savings Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
As the Annual Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/STMP2020. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.
If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. As a beneficial owner, you also have the right to vote your shares online during the virtual Annual Meeting. We will not be required to allow access to the Annual Meeting to anyone that does not log in at www.virtualshareholdermeeting.com/STMP2020 with valid credentials.

Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/STMP2020. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. You may vote your shares at the Annual Meeting even if you have previously submitted your vote.

Our Choice to Hold a Virtual Meeting this Year
Our board of directors has decided to hold the Annual Meeting virtually this year in response to public health concerns over, and state and local prohibitions on, large gatherings of people in order to help limit potential transmission of COVID-19. While we currently intend to conduct in-person annual meetings in future years, we cannot predict whether circumstances may again militate in favor of a virtual environment. Furthermore, in the event our experience with holding the Annual Meeting virtually this year is positive, our board may choose to hold future annual meetings via either a virtual or a hybrid method for reasons unrelated to social distancing.
Deadline for Receipt of Stockholder Proposals / Nominations
Under Securities and Exchange Commission ("SEC") Rule 14a-8, proposals of stockholders that are intended to be presented by such stockholders at our 2021 annual meeting of stockholders and included in the proxy statement and form of proxy relating to that meeting must be received no later than January 4, 2021. Stockholders wishing to submit proposals for the 2021 annual meeting of stockholders outside of Rule 14a-8 may do so if the proposal was timely received by us under our bylaws, as calculated below. In addition, subject to SEC Rule 14a-4(c), the proxy solicited by our Board for the 2021 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated below. Our bylaws provide that to be timely, notice of a nomination for director or other proposal must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days before the one year anniversary of the date of the preceding year's annual meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

General
Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our Board currently consists of six members.
Our six member Board is currently divided into three classes comprised of two Class I directors, two Class II directors and two Class III directors.
Class III, the class whose term of office expires at the Annual Meeting, currently consists of two directors. The directors elected to this class will serve for a term of three years, beginning on the date of the Annual Meeting and expiring at the 2023 annual meeting of stockholders, or until their successors have been duly elected and qualified. Each of the nominees listed below is currently a director.
Each nominee for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our Board to fill the vacancy.
Directors are elected by a plurality of the votes cast on the election of directors, which means that the nominees with the highest number of votes cast in their favor are elected as directors up to the maximum number of directors to be elected. Accordingly, a withhold vote or broker non-vote will have no effect on the outcome of this election. You may not cumulate votes in the election of directors.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.
Directors
The following table sets forth certain information regarding our current directors as of April 13, 2020:

Name	Age	Position
Mohan P. Ananda (1)(2)(3)	73	Director
David C. Habiger (3)	51	Director
G. Bradford Jones (1)(2)	65	Director
Kate Ann May	53	Director
Kenneth T. McBride	52	Chairman of the Board, Chief Executive Officer and Director Nominee
Theodore R. Samuels, II (1)	65	Director and Director Nominee

(1) Member of the Audit Committee
(2) Member of the Nominating Committee
(3) Member of the Compensation Committee
Each of our directors, including our current nominees, was nominated based on the assessment of our Nominating Committee and our Board that he or she has demonstrated: relevant business experience, excellent decision-making ability, good judgment, and personal integrity and reputation. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Nominees For Term Ending at the 2023 Annual Meeting of Stockholders
Kenneth T. McBride has served as our chief executive officer and a Board member since August 2001. Beginning in 1999, Mr. McBride has held various positions at our company: as President from 2001 until January 2012; as chief financial officer from August 2000 to January 2004; and as senior director and vice president of finance from 1999 to 2000. Mr. McBride has also been chairman of our Board since January 2012. From May 2015 through November 2018, Mr. McBride served on the board of directors of CafePress Inc., a recognized pioneer in the customized retail products industry. From August 2012 through January 2014, Mr. McBride served on the board of directors of LegalZoom.com, Inc., the leading provider of Internet-based legal services for small businesses and consumers, where he also served as the chairman of the audit committee, and as a member of the compensation committee. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.
Theodore R. Samuels, II joined our board of directors in 2017. From 1981 to his retirement in 2017, Mr. Samuels served the Capital Group Companies, an investment management company that grew to $1.4 trillion during Mr. Samuels's tenure, in a variety of capacities, including as the President of Capital Guardian Trust Company from 2010 to 2017. Mr. Samuels has also been a member of the boards of directors, audit, proxy and finance committees of Capital Group and certain of its affiliates from time to time. Mr. Samuels also serves on the boards of directors of the Perrigo Company plc, a healthcare company based in Ireland (NYSE: PRGO), and Bristol Myers Squibb Company, a leading global biopharmaceutical company (NYSE: BMY). Mr. Samuels is also on the board of Research Corporation Technologies, a private technology investment and management company. Mr. Samuels received an MBA from Harvard Business School. Mr. Samuels’ extensive experience with and knowledge of investment management, finance, accounting, and business strategy are invaluable to our Board’s discussions on accounting, technology, finance, business strategy, and cash management.
Continuing Directors Whose Term Expires at the 2021 Annual Meeting of Stockholders
G. Bradford Jones has been one of our directors since 1998. Mr. Jones is a venture capital and real estate investor, and an advisory partner of Redpoint Ventures, a firm he co-founded in 1999. Mr. Jones currently serves on the board of directors of one privately held company. In the past, he has served on the board of more than ten public companies and many private companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University. Mr. Jones' extensive experience with and knowledge of the technology industry, business management, investment management, finance and accounting, and his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business strategy, accounting, technology, finance, cash management, capital allocation, and share repurchase strategies.
Kate Ann May joined our board of directors in March 2019. Ms. May currently serves as a consultant to the Company and had served as the chief executive officer of our ShippingEasy subsidiary from the time we acquired it on July 1, 2016 until her resignation effective December 31, 2019. Ms. May became the chief executive officer of ShippingEasy, Inc., then a fledgling Sydney-based start-up, in 2012. Prior to that, she was the founder and chief executive officer of Kidspot.com from 2005 to 2012. Ms. May earned her MBA with honors from the University of Texas. Ms. May brings to our Board her extensive experience in the technology industry in general and shipping and mailing technology in particular, as well as her experience as a business leader constructing successful business models around disruptive technologies and executing to bring exceptional returns to shareholders.
Continuing Directors Whose Term Expires at the 2022 Annual Meeting of Stockholders
Mohan P. Ananda has been one of our directors since 1998. Mr. Ananda is a founder, and currently serves as the chief executive officer and chairman of the board, of Ananda Enterprises, Inc., an investment and management consulting company, and has served there for more than five years. He is also currently serving as the executive chairman of the board of Second OpinionExpert, Inc., a healthcare technology company. From 1997 to 1998, Mr. Ananda served as our chief executive officer. From 1986 to 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the boards of directors of several privately held companies and previously served on the boards of directors of JAB Holdings Ltd and Envestnet. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from University of California, Los

Angeles, and his J.D. from the University of West Los Angeles. Mr. Ananda was instrumental in the founding of our company and has extensive experience with the technology and industry of our PC Postage business, and that experience has proven invaluable for our Board.
David C. Habiger joined our board of directors in 2016. Beginning in March 2018, Mr. Habiger has served as Chief Executive Officer of JD Power, a data analytics company. From 2012 to 2016, Mr. Habiger was the Chief Executive Officer and a director of Textura, a cloud based provider of collaboration productivity and payment solutions. From July 2011 until its sale to Cisco Systems in August 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions. Previously, Mr. Habiger served as President and Chief Executive Officer of Sonic Solutions, a world leader in digital media tools and software. Mr. Habiger also serves on the boards of directors of the following public companies: Echo Global Logistics, Inc. (Nasdaq: ECHO); GrubHub Inc. (NYSE: GRUB); and Xperi (Nasdaq: XPER). Mr. Habiger is also a director on the Chicago Federal Reserve Board where he serves on the SABOR (Systems Activities, Bank Operations, and Risk) and the Governance & HR Committees for the Federal Reserve. Mr. Habiger had previously served on the boards of directors of the following public companies: Control4 Corp (Nasdaq: CNTRL) from September 2012 until August 2019; Enova International, Inc. (NYSE: ENVA) from October 2014 until December 2017; Immersion Corp. (Nasdaq: IMMR) from September 2014 until June 2017; RealD Inc. (NYSE: RLD) from July 2011 until March 2016; Textura Corp. (NYSE: TXTR) from December 2012 until August 2016; and DTS, Inc. (Nasdaq: DTSI) from March 2014 until December 2016. Mr. Habiger’s extensive experience operating large organizations, including those that are publicly traded, and his knowledge of technology, business, accounting, and finance, as well as his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business operations, executive compensation, business strategy, and finance.
Unless otherwise instructed, the proxies will vote “for” the election of the nominees listed above.
Recommendation of our Board
Our Board unanimously recommends that you vote “FOR” the election of the nominees listed above.

BOARD COMMITTEES AND MEETINGS AND CORPORATE GOVERNANCE
Board Committees and Meetings
Our Board held eight meetings during 2019. Each director attended 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2019. Our Board members are not required to attend our annual meetings of stockholders, and no director attended our annual meeting of stockholders in 2019. Our Board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, a Compensation Committee and a Nominating Committee.
Audit Committee. The Audit Committee consists of three directors, Messrs. Ananda, Jones and Samuels, and is primarily responsible for hiring our independent auditors, approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of our Audit Committee. The Audit Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1898. All members of the Audit Committee are, and during 2019 were, non-employee directors and “independent” pursuant to the rules of The NASDAQ Stock Market and SEC rules. In addition, our Board has determined that each of Messrs. Jones and Samuels is an "audit committee financial expert" as defined by applicable SEC rules. Our Audit Committee held four meetings during 2019.
Compensation Committee. The Compensation Committee consisted of two directors, Messrs. Ananda and Habiger, throughout 2019. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our Compensation Committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to grant awards under our stock incentive plan. Mr. Habiger serves as the chairman of our Compensation Committee. All members of the Compensation Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. The Compensation Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1896. The Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2019. The Compensation Committee held one meeting during 2019.
Nominating Committee. The members of our Nominating Committee throughout 2019 were Messrs. Ananda and Jones. All members of the Nominating Committee are non-employee directors and are “independent” directors under the rules of The NASDAQ Stock Market. The Nominating Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1894. The Nominating Committee held one meeting during 2019.
The responsibilities of the Nominating Committee include (i) screening and recommending to our Board qualified candidates for election or appointment to our Board; (ii) recommending the number of members that shall serve on our Board; (iii) evaluating and reviewing the independence of existing and prospective directors; and (iv) reviewing and reporting on additional corporate governance matters as directed by our Board.
Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated. Our Nominating Committee also periodically reviews with our Board whether it believes our Board would benefit from adding one or more new members, and if so, the appropriate skills and characteristics desired in such new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating Committee screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.
We expect that candidates for independent director will typically be found through recommendations from current directors, although recommendations may come from other sources as well. For example, in 2016, we hired an executive search firm that assisted us in searching for new director candidates. Our stockholders may also recommend director candidates by sending the candidate’s name, age, resume, amount of our stock beneficially owned and other information required in solicitations of proxies for the election of directors, to the Nominating Committee under the provisions set forth below for communication with our Board. To be timely, a recommendation must be delivered to or mailed and received not less than one-hundred twenty (120) days prior to our annual meeting at which directors are to be elected. No such suggestions from our stockholders were received in time for the Annual Meeting.
The Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that all directors should share qualities such as business experience, excellent decision-making ability, good judgment, personal integrity and excellent reputation. In any given search, the Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, the Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Although the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to our activities. Furthermore, the Nominating Committee Charter provides that it is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of two directors, Messrs. Ananda and Habiger. None of these individuals was one of our officers or employees during 2019 or had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.
Contacting the Board
Any stockholder who desires to contact our Board may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. Communications received are distributed to an independent Board member, as well as other members of our Board, as appropriate, depending on the facts and circumstances outlined in the communication received, within the discretion of the Legal Department.
Director Independence
We are required to identify directors who are independent under standards defined by SEC rules governing proxy statement disclosures. Our Board has determined that, except for Mr. McBride and Ms. May, each of our directors qualifies as an independent director under the rules of The NASDAQ Stock Market, the standard applied to us by such SEC rules. Mr. McBride is not independent because he serves as our chief executive officer, and Ms. May is not independent because she served as the chief executive officer of our ShippingEasy subsidiary until December 31, 2019.
Board Leadership Structure and Role in Risk Oversight
Our Board combined the role of chairman and chief executive officer effective January 13, 2012. Our Board believes that the chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. Our Board believes that combining the role of chairman and chief executive officer facilitates information flow between management and the Board and fosters strategic development and execution. Our Board has not appointed a lead independent director as all members of our Board take an active role in evaluating our risks and strategic direction. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. The Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction. Our Board’s role in risk oversight (including cyber risk) has confirmed our Board’s determination that its leadership structure is most appropriate for our company, as the Board is fully integrated into the risk oversight function.
Compensation-Related Risk
As part of its risk oversight role, our Compensation Committee considers whether our compensation policies and practices for all employees, including our executive officers, creates risks that are reasonably likely to have a material adverse effect on us. We do not believe our compensation structure and policies are reasonably likely to have a material adverse effect on us, and we seek to maintain a compensation structure that discourages excessive risk taking by our executives.
Code of Ethics
We have adopted a written code of business and ethical conduct (our “Code of Ethics”) that applies to our principal executive officer, principal financial officer and principal accounting officer. Our Code of Ethics, which also applies to our directors and all of our officers and employees, can be found on our web site, at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1897. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Ethics on our web site at http://investor.stamps.com. Upon request to our secretary, we will provide a copy of our Code of Ethics to any person without charge.
Hedging and Speculative Trading
Our Securities and Insider Trading Policy (the "Securities Policy"), which is applicable to all of our directors, officers and employees, prohibits such persons from engaging in certain hedging and speculative trading with respect to our securities. Among other things, our Securities Policy prohibits such persons from: (i) engaging in any transaction in which they may benefit from a decline in our stock price, such as a short sale, writing a call option, purchasing a put option or any economically equivalent transaction; (ii) purchasing or selling Stamps.com options on an exchange (whether "covered" or not); (iii) purchasing shares of our stock on margin without first obtaining the approval of our chief executive officer or chief financial officer; or (iv) directly or indirectly participating in any transactions involving trading activities that, by their nature, are aggressive or speculative or may give rise to an appearance of impropriety (including, without limitation, forward contracts, put and call "collars," "equity" or "performance" swap or exchange agreements or any similar agreements or arrangements however denominated in Stamps.com securities).

DIRECTOR COMPENSATION
Summary of Compensation
Our Board has periodically independently reviewed compensation levels of other company boards, most recently in April 2017, at which time it set our Board service compensation level somewhat below the average level of 91 comparable publicly traded technology companies with market capitalization between $1 billion and $3 billion. Such comparable companies, which are also identified on Annex A, had average revenue of approximately $560 million, average market capitalization of approximately $1.8 billion and average net income of approximately $20 million. Our Board expects to review its compensation as needed or as proposed by any director, but in any event at least every four years. Although our executive officers may provide background data in connection with this process, they are generally not involved in the decision on Board compensation except to the extent that Mr. McBride, our chief executive officer, and Ms. May, the former chief executive officer of our ShippingEasy subsidiary, are involved as members of our Board.

The following summarizes our non-employee director compensation. Directors who are also our employees do not receive any additional compensation for Board service.
Accordingly, until Ms. May's employment was terminated in January 2020, she received no compensation in her capacity as a director. Ms. May was, however, compensated in her capacity as an employee throughout 2019. As the chief executive officer of our ShippingEasy subsidiary, Ms. May received an aggregate of $1,865,099 of compensation for 2019, comprised of: $381,154 salary; a $475,000 discretionary bonus to be paid in 2020 for services performed in 2019; an award of options valued at $1,008,843; and $100 holiday gift card (plus a $2 tax gross-up related to the gift card). Ms May's 2019 compensation does not include amounts paid in 2019 but earned in prior years, including a $450,000 discretionary bonus earned in 2018, and both a $202,600 cash bonus and the $380,042 value of shares earned as a result of performance in 2018 pursuant to the Management Incentive Plan we entered into in 2016 in connection with our acquisition of ShippingEasy. Starting in 2020, Ms. May will be eligible to receive cash compensation and annual director option grants as described below. Further, on January 17, 2020, the Company and Ms. May entered into a consulting agreement in connection with certain post-employment transition services that Ms. May will provide to the Company for an initial period of 12 months commencing January 21, 2020. Ms. May will be compensated for her services at an hourly rate for actual hours worked, and the total fees for the 12 month term will not exceed $360,000. In connection with entering into the consulting agreement, Ms. May agreed to forfeit the unvested portion of each stock option award she had previously received from the Company, other than the portion of the stock options granted on June 3, 2019 which are scheduled to vest on June 3, 2020, subject to Ms. May’s continued service.
Cash Compensation. Each of our non-employee directors receives an annual retainer of $45,000, together with $1,500 for each Board meeting attended and $800 for each Board committee meeting attended. Additional annual retainers are paid for service on our Audit Committee or Compensation Committee as follows: the chairman of the Audit Committee receives an additional $18,000; other members of the Audit Committee receive an additional $6,000; the chairman of the Compensation Committee receives an additional $13,000; and other members of the Compensation Committee receive an additional $5,000. Directors are reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.
Option Grants. Each individual who joins our Board as a non-employee director and has not previously been one of our employees automatically receives, at the time of his or her initial election or appointment, an option to purchase 5,000 shares of our common stock. In addition, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election at that particular annual meeting, automatically receives an option to purchase 5,000 shares of our common stock. Each option granted to our non-employee directors vests immediately, has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of ten years. All non-employee directors who were serving at such time received automatic option grants on June 12, 2019 for 5,000 shares each of our common stock at an exercise price per share of $38.70, the fair market value per share of our common stock on the grant date.
Director Compensation Table

The following table contains information with respect to the compensation of our non-employee directors for the fiscal year ended December 31, 2019:

Name	Fees Earned or	Option
	Paid in Cash	Awards	Total
	($)	($)(1)(2)	($)
Mohan Ananda	$72,800	$106,113	$178,913
David C. Habiger	$70,800	$106,113	$176,913
G. Bradford Jones	$79,000	$106,113	$185,113
Theodore R. Samuels, II	$66,200	$106,113	$172,313

(1)
The amounts in this column represent the aggregate grant date fair value of option awards granted in 2019, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). See Note 2 of our “Notes to Consolidated

Financial Statements” in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2020 for a discussion of assumptions we made in determining the amounts included in this column. For each non-employee director, the aggregate grant date fair value in this column is equal to the individual grant date fair value of the options to purchase 5,000 shares of common stock granted on June 12, 2019, as such directors received only one grant of options during 2019.

(2)
As of December 31, 2019, Mohan Ananda held options to purchase 20,000 shares of our common stock, David C. Habiger held options to purchase 20,000 shares of our common stock, G. Bradford Jones held options to purchase 35,000 shares of our common stock and Theodore R. Samuels, II held options to purchase 20,000 shares of our common stock.

PROPOSAL TWO: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are giving our stockholders the opportunity to vote, on a non-binding advisory basis, to approve our named executive officer compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. In 2019, the advisory vote on our named executive officer compensation was approved by approximately eighty-nine and two-tenths percent (89.2%) of the shares present and entitled to vote. The Compensation Committee has reviewed these results and considers these results supportive of our named executive officer compensation policies and decisions.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation structure is designed to attract and retain executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the "Executive Compensation" section, including “Compensation Discussion and Analysis,” for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our named executive officers.
We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Stamps.com Inc. hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in Stamps.com Inc.’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate. At our 2017 annual meeting of stockholders, a majority of our stockholders recommended that we hold a “say on pay” advisory vote every one year. In light of this recommendation, the next “say-on-pay” advisory vote will occur at our 2021 annual meeting of stockholders. Abstentions will be counted towards the tabulations of votes cast and will have the same effect as negative votes, whereas broker non-votes, if any, will not constitute votes cast and therefore will have no effect on the outcome of this advisory vote.
Unless otherwise instructed, the proxies will vote “for” the above resolution.
Recommendation of our Board
Our Board unanimously recommends that you vote “FOR” approval of the Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

General
Our Audit Committee has appointed the firm of Ernst & Young LLP, our independent auditors during 2019, to serve in the same capacity for 2020, and is asking our stockholders to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.
If stockholders fail to ratify the appointment, the Audit Committee and our Board will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our Audit Committee believes that such a change would be in our best interests.
A representative of Ernst & Young LLP is expected to be virtually present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2020 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting virtually or represented by proxy and entitled to vote. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Brokers may vote on this proposal, and any broker non-votes would have no effect on the outcome of this vote.
Unless marked to the contrary, proxies received will be voted “for” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2020.
Recommendation of our Board
Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent auditors for 2020.

INDEPENDENT AUDITORS’ FEES AND SERVICES
Fees Billed by Ernst & Young LLP during 2019 and 2018
During 2019 and 2018, Ernst & Young LLP provided various audit, audit related and non-audit services to us as follows:
Audit Fees
Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, including professional services related to the audits of the effectiveness of internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q, totaled approximately $820,561 and $820,834 during 2019 and 2018, respectively, and included, for 2019, the services of Ernst & Young LLP in connection with the filing of a Form S-8 Registration Statement.
Audit-Related Fees
There were no audit-related fees billed to us during 2019 or 2018.
Tax Fees
Fees billed to us by Ernst & Young LLP for tax services rendered to us during 2019 and 2018 totaled approximately $8,904 and $74,482, respectively. Tax services for which we were billed in 2019 involved certain federal tax matters, and in 2018 comprised a review of certain federal tax matters and tax advice related to the acquisition of MetaPack.
All Other Fees
We had no fees billed to us by Ernst & Young LLP for professional services during 2019 or 2018 other than the audit fees, audit-related fees and tax fees described above.
Pre-Approval Policy
Our Audit Committee’s charter provides that the Audit Committee pre-approve all audit and permitted non-audit services to be performed by our independent auditors. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to us by Ernst & Young LLP during 2019 and 2018 were pre-approved by the Audit Committee in accordance with this policy.
Determination of Independence
Our Audit Committee and our Board have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence, and such fees were approved by the Audit Committee.

MANAGEMENT
The following table sets forth certain information regarding our executive officers as of April 13, 2020:

Name	Age	Position
Ken McBride	52	Chief Executive Officer, President and Chairman of the Board of Directors
Jeff Carberry	46	Chief Financial Officer
Jonathan Bourgoine	49	Chief Technology Officer
Sebastian Buerba	45	Chief Marketing Officer
John Clem	48	Chief Product Officer
J. Nathan Jones	50	Chief Executive Officer of ShipStation
Amine Khechfe	55	Chief Strategy Officer
Matt Lipson	47	Chief Legal Officer and Secretary
Steve Rifai	52	Chief Sales Officer

Ken McBride’s biography is set forth above under the heading "Proposal One: Election of Director – Nominees for Term Ending at the 2023 Annual Meeting of Stockholders."
Jeff Carberry has served as our chief financial officer since July 31, 2017. Previously, Mr. Carberry was our vice president, finance from April 2014 to July 2017, our senior director of finance from April 2011 to April 2014 and our director of finance from July 2008 to April 2011. Prior to joining Stamps.com, Mr. Carberry was an investment banking associate in the Leveraged Finance division of CIBC World Markets from 2007 to 2008 and was an investment banking associate at RBC Capital Markets from 2005 to 2007, and held the positions of manager, senior and staff in the audit practice of Ernst & Young LLP from 1997 to 2003. Mr. Carberry holds an M.B.A. from the University of Chicago Booth School of Business and is a Certified Public Accountant.
Jonathan Bourgoine has been our chief technology officer since February 26, 2018. Before joining our company, Mr. Bourgoine served as VP and Chief Technology Officer of Mattel, the largest toy manufacturer in the world, from 2011 to 2018. Previously, Mr. Bourgoine served as VP of Infrastructure Engineering and later as SVP of Operations for Youbet.com, the leading parimutuel horse racing e-commerce gaming website and totalizator platform from 2004 to 2011. Mr. Bourgoine holds an M.B.A. from California Coast University and a B.S. in Information Technology from Western Governors University.
Sebastian Buerba has served as our chief marketing officer since January 2012. Previously, Mr. Buerba served as our vice president, marketing from April 2009 to January 2012, as director, marketing from April 2006 to April 2009, and as product strategy manager from July 2004 to April 2006. Prior to joining Stamps.com, Mr. Buerba worked as marketing product manager for Telecom Argentina Stet-France Telecom S.A. from 1998 to 2002.
John Clem has been our chief product officer since July 2016. Previously, Mr. Clem served as our chief product & strategy officer from January 2012 to July 2016. Mr. Clem was our vice president, product and service operations from March 2006 to January 2012. Previously, Mr. Clem served as the director of corporate strategy from March 2003 to February 2004 and as a director of marketing from March 2004 to February 2006. Prior to joining us, Mr. Clem worked as an engineer and manager in the petrochemical and utilities industries and a management consultant at Booz Allen & Hamilton. Mr. Clem received his Bachelor’s Degree, with honors, in Mechanical Engineering from California State Polytechnic University at Pomona and his M.B.A., with honors, from the Ross School of Business at The University of Michigan.

J. Nathan Jones joined ShipStation as its chief executive officer in February 2013 and has been the chief executive officer of our ShipStation subsidiary since we acquired it on June 10, 2014. Our Board determined on July 25, 2018 that Mr. Jones was an executive officer of the company within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.  Prior to joining ShipStation, Mr. Jones was the founder and CEO of AcademicSuperstore from 1998 to 2008 until it was acquired by Journey Education Marketing. Thereafter, he served as the President of Journey Education until its acquisition by Digital River in 2010. Mr. Jones received his B.A. in Finance from the University of Texas.
Amine Khechfe has been our chief strategy officer since July 2016.  From November 18, 2015 to July 20, 2016, he served as the general manager of PSI Systems, Inc. (“Endicia”), our wholly owned subsidiary. From July 1, 2007 to November 18, 2015, Mr. Khechfe served as general manager of Endicia, then a wholly owned subsidiary of Newell Rubbermaid, Inc. Mr. Khechfe co-founded Endicia in 1999, and prior to July 1, 2007, Mr. Khechfe held a variety of management roles at Endicia in engineering, management consulting, software development, marketing, business development and sales engineering over the course of his career. Mr. Khechfe earned a Bachelor of Science degree in Engineering from Worcester Polytechnic Institute and a Master of Science in Engineering from Stanford University.
Matt Lipson has been our chief legal officer and secretary since January 15, 2018. Previously, Mr. Lipson served as our vice president and general counsel from May 2017 to January 2018, deputy general counsel from April 2016 until May 2017, associate general counsel from 2006 until April 2016 and senior counsel from 2002 through 2006. Prior to joining the company, Mr. Lipson was an associate at Irell & Manella LLP and Morrison & Foerster LLP. Mr. Lipson holds a law degree from the University of Michigan Law School and a bachelor’s degree in History from University of California, Los Angeles.
Steve Rifai has been our chief sales officer since April 19, 2017. Previously, Mr. Rifai served as our senior VP of sales and customer development from July 2016 to April 2017.  From November 18, 2015 to July 20, 2016, he served as the VP of customer development of Endicia, our wholly owned subsidiary. Prior to our acquisition of Endicia, from October 2015 to November 18, 2015, Mr. Rifai served as VP of customer development of Endicia, from October 2010 to October 2015 he served as managing director of Endicia, and from April 2000 to October 2010 he served as director of marketing for Endicia. Mr. Rifai held the role of Director of R&D for Ansys, Inc. from April 1999 through April 2000, and several positions at Centric Engineering Systems, Inc. from 1989 through April 1999. Mr. Rifai holds a PhD in Engineering from Stanford University.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation Table and other tables and narratives that follow. As discussed above in Proposal Two, in 2019 the advisory vote on our named executive officer compensation was approved by approximately eighty-nine percent (89%) of the shares present and entitled to vote. The Compensation Committee has reviewed these results and considers these results supportive of our named executive officer compensation policies and decisions. We took the percent of approval into account when determining that no specific changes or revisions would be made to our executive officer compensation structure for fiscal 2019. However, we continually strive to understand and respond to our stockholders’ opinions and concerns regarding our named executive officer compensation structure and will continue to do so in the future.
Our named executive officers for 2019, who consist of our current principal executive officer, our current principal financial officer, and our three other most highly compensated officers, are:
•Ken McBride, chief executive officer and chairman of the board of directors.
•Jeff Carberry, chief financial officer;
•Sebastian Buerba, chief marketing officer;
•John Clem, chief product officer; and
•Nathan Jones, chief executive officer of our ShipStation subsidiary.
Company Performance Highlights

Despite the discontinuation of our package business incentive agreement with the USPS at the end of 2018, our total revenue was down only 3% year-over-year to $572 million in 2019. In 2019, we achieved GAAP net income of $59.2 million, compared to $168.6 million in the prior year, and GAAP net income per fully diluted share of $3.33, compared to $8.99 in the prior year. In 2019, our non-GAAP adjusted income was down 54% to $102 million, non-GAAP adjusted EBITDA was down 36% to $164 million, and non-GAAP adjusted income per fully diluted share was down 51% to $5.73. Our 2019 total revenue and 2019 non-GAAP adjusted EBITDA results were in line with the top of the range of guidance issued by us on February 21, 2019, when we stated that we expected 2019 revenue to be in a range of $540 million to $570 million, and 2019 non-GAAP adjusted EBITDA to be in a range of $145 million to $165 million. Non-GAAP adjusted income, non-GAAP adjusted EBITDA and non-GAAP adjusted income per fully diluted share are described further, and are reconciled to their corresponding GAAP measures, in Annex C.
During 2019 we made a significant strategic decision to diversify our carrier relationship away from the exclusive focus on the USPS relationship. While the decision was a difficult one, we felt strongly that diversification of our major strategic partnerships with carriers was in the best interest of our long-term stockholders. Through management's efforts in 2019, we were able to sign a new partnership agreement with UPS, which we announced in October 2019. We also had several other accomplishments during 2019, including:

1)	We generated our highest level of annual new customer acquisition in the company's history;

2)	We drove our total postage volume from $6.5 billion in 2018 to $6.6 billion in 2019;

3)	We added a significant number of new strategic partnerships;

4)
We continued to expand the features and functionality of our solutions, such as expanding our split shipment and multi-warehouse functionality to support more complex shipping workflows and higher volume shippers, releasing scan based workflows which allow shippers to run their shipping operations more automatically using a scanner, and adding inventory functionality to our mobile applications;

5)	We grew our total revenue under the Globalpost and Global Advantage programs by 45%;

6)	We continued to execute on our plans to expand outside the U.S with our ShipStation and ShipEngine brands, and ShipStation’s 2019 shipments by international customers grew 87%;

7)	We continued to expand our partnerships and carrier relationships outside the US;

8)
On the MetaPack side, we expanded into the US in 2019 by signing our first two major US customers utilizing our US Sales team, we also developed a strong US pipelines of deals, and we continued to win a large number of new customers in Europe and we expand existing customers into new countries and added new carriers for their solutions; and

9)
Metapack launched a new tracking portal product in 2019 called "Delivery Tracker," which includes retailer branding, tracking for 470 Carriers, 5,500 services, and 350,000 pick up/drop off locations, translation to 17 languages and many other features.

We believe the compensation program for the named executive officers has been instrumental in helping us achieve our strong performance.
Compensation Philosophy and Objectives

The goals of our named executive officer compensation program are to attract executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. Our named executive officer compensation program is designed to reward our executive team for delivering both short and long term financial results, including annual growth in revenue and adjusted EBITDA through our non-equity incentive plans, and growth in long term stockholder value through our equity incentive plans.
Overall Methodology of Setting Compensation

The Compensation Committee sets all compensation for, and awards to, our chief executive officer and all corporate officers, which includes our chief financial officer, our chief product officer, our chief marketing officer, and the chief executive officer of our ShipStation subsidiary. The Compensation Committee reviews the performance and compensation of our chief executive officer and establishes his compensation level. For the remaining corporate officers, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer compensation.
With respect to equity compensation, the Compensation Committee reviews the performance and equity compensation of our chief executive officer and establishes his equity compensation level. For the remaining corporate officers, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer equity compensation.
For executives who are not corporate officers, our chief executive officer and chief financial officer set the base salary and bonus compensation based on comparable benchmarks and performance of the executive and based on performance of the company. For equity awards to executives who are not corporate officers, our chief executive officer makes recommendations to the Compensation Committee and the Compensation Committee sets the specific equity award based on comparable benchmarks and performance of the executive and based on performance of the company.
We seek to maintain a compensation structure that aligns the interests of our management closely with long-term stockholders. A significant portion of executive management compensation is in equity, and our stock option grants encourage results over a longer period of time because of the typical three year vesting period and 10-year life of the options awarded to executive management. This encourages our executive management team to focus on managing our company for long term results.

The majority of our compensation decisions are generally made in March or April each year, when the Compensation Committee meets to determine the final incentive compensation for the prior year and establishes the base salaries, equity grants (when applicable), and non-equity incentive compensation plan for the coming year for corporate officers. The Compensation Committee may also meet at other times of the year to address equity grants.
On April 5, 2019, the Compensation Committee approved the final incentive compensation for 2018, established the base salaries for 2019, and established an incentive compensation plan for 2019 (all decisions collectively, the “2019 Compensation Decisions”). In doing so, the Compensation Committee and the chief executive officer utilized reports and data from Equilar.
With regard to 2019, for each executive manager, a benchmark group (collectively, the benchmark groups for all of our executive management are referred to as the “2019 Equilar Benchmarks”) was created using individuals that have similar titles and responsibilities at companies (i) having market capitalization of at least $1 billion; (ii) with revenue between $100 million and $750 million; (iii) with corporate headquarters in the United States; and (iv) operating in the technology sector. These parameters resulted in a set of companies for our benchmarks that are consistent with the size of our company and resulted in a set of individual managers within those companies that have the same general scope of responsibilities as our executive management. Individuals at other companies who were founders, who were interim, who had resigned, that had unusual compensation, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash or whose performance did not warrant any cash bonus) as of the date of their companies' proxy statements were excluded from the analysis. Only proxies filed on January 1, 2018 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 3.0% average annual increase for time adjusting prior year compensation numbers). For our 2019 Compensation Decisions, in selecting our comparable companies, the Compensation Committee eliminated the $5 billion market capitalization limit for our comparable companies but added a requirement that such companies have revenue in the range of $100 million to $750 million. The Compensation Committee felt this provided a set of companies for each executive manager that had comparable revenue and market capitalization. All other criteria for inclusion of a company and executive manager in one of our benchmark groups was the same for our 2019 Compensation Decisions as for the compensation decisions that we made in 2018. Lists of those companies included in the 2019 Equilar Benchmarks identified as having an executive with similar titles and responsibilities as each of our named executive officers in connection with the 2019 Compensation Decisions are included in Annex B.
On April 3, 2020, the Compensation Committee approved the final incentive compensation for 2019, established the base salaries for 2020, and established an incentive compensation plan for 2020 (all decisions collectively, the “2020 Compensation Decisions”). In doing so, the Compensation Committee and the chief executive officer utilized reports and data from Equilar.
For each executive manager, a benchmark group (collectively, the benchmark groups for all of our executive management are referred to as the “2020 Equilar Benchmarks”) was created using individuals that have similar titles and responsibilities at companies (i) having market capitalization greater than $1 billion; (ii) with revenue between $100 million and $1 billion; (iii) with corporate headquarters in the United States; and (iv) operating in the technology sector. These parameters resulted in a set of companies for our benchmarks that are consistent with the size of our company and resulted in a set of individual managers within those companies that have the same general scope of responsibilities as our executive management. Individuals at other companies who were founders, who were interim, who had resigned, that had unusual compensation, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash or whose performance did not warrant any cash bonus) as of the date of their companies' proxy statements were excluded from the analysis. Only proxies filed on January 1, 2019 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 3.0% average annual increase for time adjusting prior year compensation numbers). The maximum revenue criteria for inclusion of a company and executive manager in one of our benchmark groups was increased from $750 million in 2019 to $1 billion in 2020. All other criteria for inclusion of a company and executive manager in one of our benchmark groups was the same for our 2020 Compensation Decisions as for the 2019 Compensation Decisions. In setting the 2020 Equilar Benchmarks, the Compensation Committee also examined the relative financial performance of our Company on key financial ratios versus the comparable companies, and the Committee found that when examining the 139 companies that constitute the complete list of all companies across all titles in the 2020 Equilar Benchmarks for all of our executives, Stamps.com ranks at the 94th percentile for net income, the 94th percentile for return on equity, the 96th percentile for return on assets, and the 96th percentile for return on revenue.
Lists of those companies included in the 2020 Equilar Benchmarks identified as having an executive with similar titles and responsibilities as each of our named executive officers in connection with the 2020 Compensation Decisions are included in Annex B.
Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management, which consists of nine members, including our named executive officers, through three main elements: base salary, incentive pay and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

•
Base Salary. We pay a base salary to each member of our executive management (each, an “executive manager”) in order to allow the executive manager to cover his or her living expenses and in order to compete with other employers. We generally establish base salaries for each individual on an annual basis based on (i) the responsibilities of the individual’s position, (ii) the individual’s salary history and performance with us and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our benchmark group and other competitive factors. We generally seek to set individual base salaries within a reasonable range versus comparable individuals in our benchmark group, taking into account factors such as individual performance and seniority, and taking into account the performance of our company relative to comparable companies under the 2020 Equilar Benchmarks.

2019 Base Salaries

For 2019, each executive officer's base salary was set by the Compensation Committee in a range between the 51st and 99th percentile versus the 2019 Equilar Benchmarks. In particular, the base salaries for our chief executive officer and our chief financial officer for 2019 were set at approximately the 99th and 76th percentiles, respectively, versus the 2019 Equilar Benchmarks. In addition, the salary for our chief product officer, our chief marketing officer and the chief executive officer of our ShipStation subsidiary were set at the 89th, 89th and 99th percentiles, respectively, versus the 2019 Equilar Benchmarks.

The Compensation Committee believes that the range of base salaries it set is reasonable.

2020 Base Salaries

For 2020, each executive officer's base salary was set by the Compensation Committee in a range between the 70th and 99th percentile versus the 2020 Equilar Benchmarks. In particular, the salaries for our chief executive officer and our chief financial officer for 2020 were set at approximately the 95th and 90th percentiles, respectively, versus their 2020 Equilar Benchmarks. In addition, the salary for our chief product officer, chief marketing officer, and the chief executive officer of our ShipStation subsidiary were set at the 93rd, 88th and 96th percentiles, respectively, versus the 2020 Equilar Benchmarks.

Based on the benchmarking analysis described above, the Compensation Committee believes that the range of base salaries it set is reasonable.

The following table sets forth the base salaries for our named executive officers established by the Compensation Committee for 2019 and 2020.

Name and Principal Position	2019 Base Salary	2020 Base Salary	Percent Increase from 2019 Base Salary	2020 Base Salary Percentile Versus 2020 Equilar Benchmark
Ken McBride	$845,518	$888,000	5.0%	95th percentile
Chief Executive Officer and Chairman of the Board of Directors

Jeff Carberry	$425,000	$450,000	5.9%	90th percentile
Chief Financial Officer

Sebastian Buerba	$445,814	$475,000	6.5%	88th percentile
Chief Marketing Officer

John Clem	$450,000	$475,000	5.6%	93rd percentile
Chief Product Officer

Nathan Jones	$462,000	$490,000	6.1%	96th percentile
CEO of our ShipStation subsidiary

For information concerning the base salaries paid to each of our named executive officers for 2017, 2018 and 2019, see “Summary Compensation Table.”

•
Non-Equity Incentive Plan Compensation. We pay non-equity incentive plan compensation to our corporate officers in order to provide incentives for them to drive the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation for fiscal 2019 was based on a group bonus pool. The total bonus pool begins with a base pool amount, which is then adjusted based on a formula using our actual performance relative to certain financial targets for the year. (The Compensation Committee also retains the right to adjust the pool for other factors.) Once the final group bonus pool is set after year end, the Compensation Committee allocates it to individual members of executive management based on (i) individual performance and contributions during the year and (ii) individual total compensation relative to the compensation benchmarks. No individual executive manager has an individual bonus guarantee, and in order to earn and receive a bonus, an executive manager must be employed on the date of the Compensation Committee meeting where the final bonus plan outcome is determined.

On April 5, 2019, the Compensation Committee approved a non-equity incentive plan for 2019 (the “2019 Plan”) under which our corporate officers, including some of our named executive officers, are eligible for cash bonus awards to be paid in 2020. The 2019 Plan sets a base level aggregate bonus pool of $4.9 million (the “2019 Base Pool”) and provides that the actual bonus pool for 2019 could range from zero to twice the 2019 Base Pool based on our performance in 2019 relative to pre-set targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and / or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the amount of the 2019 Base Pool equal the 2018 Base Pool, but with adjustments to reflect the net increase in the number of participants for 2019. If executive management performs at a reasonable level and is able to generate results at the midpoint of the guidance range, as a group they would receive total cash compensation for 2019 at the 83rd percentile of those companies in the 2019 Equilar Benchmark.

The Compensation Committee had established revenue and non-GAAP adjusted EBITDA targets for purposes of the 2019 Plan based on the latest publicly available guidance at the time of the 2019 Compensation Decisions were made – that is the guidance issued by us on February 21, 2019, when we stated that we expected 2019 revenue to be in a range of $540 million to $570 million, and 2019 non-GAAP adjusted EBITDA to be in a range of $145 million to $165 million. The final 2019 financial results were revenue of $571.9 million, and non-

GAAP adjusted EBITDA of $164.4 million. Under the 2019 Plan, the revenue result generated an increase to the 2019 bonus pool of 10.0%, and the non-GAAP adjusted EBITDA result generated an increase to the 2019 bonus pool of 15.0%, and the two factors were added together to generate a total increase of 25.0% to the 2019 Base Pool.

Prior to making the final decision on the 2019 Plan, the Compensation Committee discussed individual performance of the executive managers, the performance of Mr. McBride in his overall leadership of our company, and the overall company performance. All of the aforementioned accomplishments were discussed. After considering the company and individual executive management performance, the Compensation Committee decided to set the final 2019 Plan bonuses at the amount yielded by the formula included in the 2019 Plan, or $6.125 million, an increase of 25.0% over the 2019 Base Pool.

Once the Compensation Committee established the 2019 Plan bonus pool level, the Compensation Committee discussed allocation of the bonus pool for the individual executive managers. The Compensation Committee believed that all of the executive managers performed well in 2019.

Based on these factors and an assessment that each of the named executive officers had satisfied his individual goals and objectives, the Compensation Committee set the individual allocation of the 2019 bonus pool. The compensation was as follows:

Name and Principal Position	2019 Non-Equity Incentive Plan (To Be Paid in May 2020)	2019 Total Base Salary plus 2019 Non-Equity Incentive Plan	2019 Total Base Salary plus Non-Equity Incentive Plan Compensation Versus 2019 Equilar Benchmarks
Ken McBride	$1,995,000	$2,832,930	86th percentile
Chief Executive Officer and Chairman of the Board of Directors

Jeff Carberry	$555,000	$966,808	92nd percentile
Chief Financial Officer

Sebastian Buerba	$715,000	$1,156,813	99th percentile
Chief Marketing Officer

John Clem	$725,000	$1,170,475	99th percentile
Chief Product Officer

Nathan Jones	$600,000	$1,057,854	90th percentile
Chief Executive Officer of our ShipStation subsidiary

All other executive officers (4 persons) participating in the 2019 Plan	$1,535,000	$3,158,250	Not meaningful

Total	$6,125,000	$10,343,130	90th percentile

For additional information concerning the compensation of each of our named executive officers for 2019, see “Summary Compensation Table.”

On April 3, 2020, the Compensation Committee approved a non-equity incentive plan for 2020 (the “2020 Plan”) under which our corporate officers, including our named executive officers, are eligible for cash bonus awards to be paid in 2021. The 2020 Plan sets a base level aggregate bonus pool of $5.0 million (the “2020 Base Pool”) and provides that the actual bonus pool for 2020 could range from zero to twice the 2020 Base Pool based on our performance in 2020 relative to pre-set targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and / or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the amount of the 2020 Base Pool at $5.0 million to provide an approximately 2% increase to the 2019 Base Pool. If executive management performs at a reasonable level and is able to generate results at the bottom end of the guidance range, then as a group they would receive total cash compensation for 2020 at the 82nd percentile of those companies in the 2020 Equilar Benchmark.

The latest publicly available guidance issued by us was on February 19, 2020, when we stated that we expected 2020 revenue to be in a range of $570 million to $600 million, and 2020 non-GAAP adjusted EBITDA to be in a range of $135 million to $155 million. The Compensation Committee considered the potential negative impact of the COVID-19 pandemic on the Company's 2020 results, and proposed a bonus plan schedule where no increase would be applied to the 2020 Base Pool if the company achieves performance consistent with the bottom end of its public guidance range. The Compensation Committee proposed a 30% increase be applied to the 2020 Base Pool if the company achieves performance at the midpoint of its guidance range. The Compensation Committee further proposed a 60% increase be applied to the 2020 Base Pool if the company achieves performance at the top end of its guidance range. To illustrate some possible outcomes of the 2020 Plan, the following table (i) shows the potential aggregate pool resulting under the 2020 Plan if the company achieves a financial outcome at the bottom end, midpoint, and top end of our guidance range and (ii) compares the resulting executive management team total cash compensation to the total cash compensation of the 2020 Equilar Benchmarks:

Company Performance vs. Public Guidance (1)	Total Resulting Bonus Pool (1)	Total Executive Team Compensation (2)	Change in Total Executive Team Cash Compensation versus 2019 Total Executive Team Cash Compensation (2)	Total Team Compensation vs. 2020 Equilar Benchmarks (3)
Bottom End of Guidance Range ($570 million revenue, $135 million Non-GAAP adjusted EBITDA)	$5,000,000	$9,481,000	-8%	82nd percentile

Midpoint of Guidance Range ($585 million revenue, $145 million Non-GAAP adjusted EBITDA)	$6,500,000	$10,981,000	6%	92nd percentile

Top End of Guidance Range ($600 million revenue, $155 million Non-GAAP adjusted EBITDA)	$8,000,000	$12,481,000	20%	100th percentile

(1)	The Compensation Committee retains the right to change the actual bonus pool in its discretion.

(2)
Total executive management team cash compensation is projected total base salary plus total incentive-based cash compensation for all current executive managers as a group, including all named executive officers and others.

(3)
Total executive management team cash compensation versus 2020 Equilar Benchmarks is the ranking of total projected executive management team cash compensation versus the total of all 2020 Equilar Benchmarks for all executive managers that are included under the 2020 Bonus Plan.

This table merely illustrates certain potential outcomes, and does not represent any statement that the guidance given in February 2020 continues to be valid. Our actual results may vary from our prior guidance, and those differences may be material.

•
Equity Incentives. We generally grant equity participation to our executive managers in order to provide direct incentives for them to guide the business toward our long-term goal of increasing stockholder value. Historically, the primary form of equity participation that we awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments (particularly in past years), and the prevailing convention within the software and technology industry, in which we compete for talent, of providing stock options to executive management employees. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year-end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

At its April 5, 2019 meeting, the Compensation Committee examined equity grant practices over the three fiscal years ending in 2018 at 58 public companies (the "2019 Option Benchmarks"): (i) having market capitalization of at least $1 billion; (ii) with revenue between $100 million and $750 million; (iii) operating in the technology sector; and (iv) excluding companies that underwent unusual transactions, such as their initial public offering or acquisitions or restructurings during the analysis period, or had differentiating structural features, such as holding companies and closely held companies. For each 2019 Option Benchmark that issued full-value awards during the measurement period, the Compensation Committee adjusted the full-value awards based on the ratio of the fair value of a full-value award to the fair value of an option to reflect the higher dilutive nature of full-value awards as compared to options. In each individual company case the company-specific ratios were calculated for each company based on information from Equilar and the respective 10-K of each company. This was calculated as the raw value of the option granted (i.e. options multiplied by strike price) divided by the reported fair value of the option grant. A 2.0:1 ratio was assumed where Equilar data was unavailable; this assumption was deemed reasonable as there is a 2.3:1 median where Equilar data was available and our 2010 Plan establishes a 2.0:1 ratio.

The Compensation Committee then decided to issue a company-wide option grant of 1.65 million total options. The Compensation Committee instructed Mr. McBride to develop a recommended allocation for such company-wide option grant and to return to the Compensation Committee with his recommendation. The proposed 1.65 million targeted company-wide option grant was meant to be a retention grant to all existing employees, including executive managers, for the next three years. The proposed 1.65 million company-wide option grant would result in the company granting, in the aggregate, slightly less than the amount of options, measured as a percentage of the number of outstanding shares and options, as were granted by the median of the 2019 Option Benchmarks during the periods reviewed. On June 3, 2019, our Compensation Committee granted a total of 1.675 million options pursuant to the company-wide option grant. Each of our executive officers was awarded a stock option, and our executive management team received an aggregate of 770,000 options, pursuant to such company-wide option grant.

We currently do not have specific equity ownership goals relative to benchmarks for our named executive officers. In determining the number of options to be granted to executive officers, the Compensation Committee generally takes into account such factors as the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options; the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

•
Post-Termination Compensation Arrangements. We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits is designed to eliminate, or at least reduce, any reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders, but potentially adverse to management’s employment interests. The cash components of our executive management post-termination compensation arrangements, for executives who have any, are up to six months of base salary, and typically also include continuing health benefits during the same period. For example, our chief executive officer would receive six months of base salary following his involuntary termination without cause or his resignation or termination following a change in control. In addition, all unvested options under our stock option plans, including those held by executive management, vest on involuntary termination of employment within 18 months following a change of control.

For information concerning the post termination compensation of our named executive officers, see “Potential Payments Upon Termination or Change-In-Control.”

•
Clawback Policy. On April 24, 2015, our Compensation Committee adopted and has communicated to our executive officers, a “clawback” policy to further align the interests of our executives with stockholders. Under our clawback policy, our Compensation Committee may, in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the company’s financial statements.

Other Benefits

As reflected in the Summary Compensation Table, we generally do not provide significant perquisites to our executive management. Executive management participates in our standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and our employee stock purchase plan. Relocation benefits for executive officers may also be reimbursed but are individually negotiated when they occur.
On April 5, 2019, the Compensation Committee approved a program whereby employees who retire as C-level officers after at least 20 years of service may continue to participate in our health plans. Participating executive retirees must pay 100% of the applicable premiums, and the program may be canceled or modified at any time by our Compensation Committee in its sole discretion.

Tax and Accounting Considerations.

We record compensation as an expense at the time the obligation is accrued. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 paid in any one year to any named executive officers or persons who were named executive officers for taxable years beginning on or after January 1, 2017 (collectively "Covered Persons"), is not tax deductible by us.  We incurred an aggregate of approximately $2,450,000 of compensation expense for tax purposes in 2019 to our Covered Persons that exceeded $1 million each, and, therefore, such excess compensation was not tax deductible by us under Section 162(m). We retain the flexibility to pay compensation which is not deductible for tax purposes because we believe that doing so permits us to take into consideration factors that are consistent with good corporate governance and the best interests of our stockholders.
In general, income recognized by employees upon the exercise of nonqualified stock options is tax deductible by us, subject to any limitations that may be imposed by Section 162(m) with respect to such options that are granted or modified after November 2, 2017. Income recognized by an employee with respect to an incentive stock option will not be tax deductible by us unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. Upon a disqualifying disposition, the employee is taxed on a portion of the gain, based on stock value at the time of exercise of the incentive stock option, at ordinary income tax rates, and such portion of the gain may be tax deductible by us.
In general, income recognized by employees upon the vesting of stock awards is tax deductible to the employer, subject to limitations of Section 162(m).  If in the future we grant restricted stock or restricted stock unit awards to named executive officers, income recognized by such employees upon grant or vesting may not be fully tax deductible by us at the time the award is taxable to the employee as a result of the Section 162(m) limitation.
As a result of her becoming a named executive officer in 2018, the value of the shares issued to the former chief executive officer of our ShippingEasy subsidiary pursuant to the Management Incentive Plan in 2019 are included in calculating the amount of her compensation subject to the Section 162(m) limitation on tax deductibility to us.
We account for equity compensation paid to our executives and employees under the rules of ASC 718, which requires us to estimate and record a non-cash expense over the term of the equity compensation award.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can identify many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and other factors, many of which are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to release publicly any revisions or updates to forward-looking statements.
Please refer to the risk factors under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our 2019 Annual Report on Form 10-K as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, one should avoid undue reliance on forward-looking statements.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by the Compensation Committee:

Mohan P. Ananda
David C. Habiger

SUMMARY COMPENSATION TABLE
The following summary compensation table indicates the total compensation earned during 2019, 2018 and 2017, respectively, by our chief executive officer, our chief financial officer and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2019. The listed individuals are referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Base Pay	Bonus (1)	Non-Equity Incentive Plan Compensation	Option Awards (2)	All Other Compensation (3)	Total
Ken McBride	2019	$837,930	$0	$1,995,000	$2,879,850	$36,696	$5,749,476
Chairman of the Board and	2018	$791,740	$0	$1,900,000	$0	$5,602	$2,697,342
Chief Executive Officer	2017	$720,020	$0	$1,800,000	5,601,350	$5,400	$8,126,770

Jeff Carberry	2019	$411,808	$0	$555,000	$1,631,915	$5,702	$2,604,425
Chief Financial Officer (4)	2018	$334,996	$0	$525,000	$0	$6,164	$866,160
	2017	$240,609	$400,000	$0	$3,171,228	$3,567	$3,815,404

Sebastian Buerba	2019	$441,813	$0	$715,000	$1,727,910	$6,995	$2,891,718
Chief Marketing Officer (5)	2018	$417,459	$0	$675,000	$0	$5,512	$1,097,971
	2017	$372,431	$0	$628,000	$2,704,100	$5,195	$3,709,726

John Clem	2019	$445,475	$0	$725,000	$1,919,900	$265,192	$3,355,567
Chief Product Officer	2018	$416,155	$0	$685,000	$0	$51,567	$1,152,722
	2017	$378,457	$0	$622,000	$2,704,100	$5,400	$3,709,957

J. Nathan Jones	2019	$457,854	$0	$600,000	$1,439,925	$11,302	$2,509,081
Chief Executive Officer of our	2018	$432,615	$500,000	$0	$3,707,820	$11,102	$4,651,537
ShipStation subsidiary (6)

(1)
Bonuses paid to corporate officers who were not participants in the Non-Equity Incentive Plan for the applicable year, such as Mr. Jones in 2018 and Mr. Carberry in 2017, consisted of discretionary bonuses awarded by the Compensation Committee.

(2)
The amounts in this column represent the aggregate grant date fair value of option awards granted during the relevant year, computed in accordance with ASC 718. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2019.

(3)
Includes contributions to our 401(k) plan that we made on behalf of each named executive officer to match a portion of his elective deferred contributions to such plan. For Mr. Clem, other compensation for 2018 includes $36,766 for costs of his relocation to the UK (and a $6,198 gross-up to cover related taxes), and other compensation for 2019 includes $50,847 for company-paid rent, $34,043 for travel for Mr. Clem and his family, $126,323 in tax equalization payments (and a further $13,839, $15,259 and $18,178 in gross-ups to cover taxes thereon) in connection with his working abroad. For Mr. McBride, other compensation for 2019 includes $16,400 for a company-paid physical health review and a related $10,697 gross-up to cover related taxes. For Messrs. McBride and Buerba, other compensation includes $2,000 and $1,000 for gifts commemorating 20 and 15 years of service, respectively, to the company (and gross-ups to cover related taxes of $896 and $449). Other compensation includes $1,000 paid to each of Mr. McBride and Mr. Clem in 2019, and $3,000 paid to Mr. Clem in 2018, related to patent inventor bonuses. Other compensation for each named executive officer also includes a $100 holiday gift card and a related tax gross-up of $2. In 2018, Mr. Clem received an additional holiday gift card, which was denominated in Great British Pounds, having a taxable value of $127 (and a related tax gross-up of $3).

(4)
Mr. Carberry was appointed as our chief financial officer on July 31, 2017. Prior to that, he served as our vice president, finance and was not an executive officer of the company. The table reflects Mr. Carberry’s total compensation from us for each of 2017, 2018 and 2019, in all capacities.

(5)
Although Mr. Buerba has been our chief marketing officer since January 2012, he was not an executive officer of the company until he began reporting directly to our chief executive officer on July 31, 2017. The table reflects Mr. Buerba’s total compensation from us for each of 2017, 2018 and 2019, in all capacities.

(6)
Although Mr. Jones has been the chief executive officer of our ShipStation subsidiary since we acquired it in 2014, he was not determined to be an executive officer of the company by our board of directors until July 25, 2018. The table reflects Mr. Jones’s total compensation from us for 2018 and 2019, in all capacities.

GRANTS OF PLAN-BASED AWARDS
The following table provides information with respect to grants of plan-based awards made during 2019 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Option Awards: Number of Securities Underlying Option (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7)
Name	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Ken McBride	4/5/2019	$1,206,852	$1,724,074	$3,448,148
	6/3/2020				150,000	$35.04	$2,879,850

Jeff Carberry	4/5/2019	$333,472	$476,389	$952,778
	6/3/2020				85,000	$35.04	$1,631,915

Sebastian Buerba	4/5/2019	$428,750	$612,500	$1,243,148
	6/3/2020				90,000	$35.04	$1,727,910

John Clem	4/5/2019	$435,102	$621,574	$1,225,000
	6/3/2020				100,000	$35.04	$1,919,900

Nathan Jones	4/5/2019	$247,016	$352,881	$705,761
	6/3/2020				75,000	$35.04	$1,439,925

(1)
Under the 2019 Plan, ten members of our management at the time the 2019 Plan was adopted, including each of our named executive officers, were eligible for cash bonus awards to be paid in 2020. The 2019 Plan set a base level aggregate bonus pool, the 2019 Base Pool, and provided that the actual bonus pool for 2019 could range from zero to twice the 2019 Base Pool, based on our performance in 2019 relative to targets for revenue and adjusted EBITDA (which, as we have publicly reported, typically excludes non-recurring and/or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development/acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the size of the 2019 Base Pool at $4.9 million so that, if executive management performs at a reasonable level and is able to generate results at the midpoint of the guidance range, as a group they would receive total cash compensation for 2019 at the 83rd percentile of those companies in the 2019 Equilar Benchmark. Pursuant to the 2019 Plan, and based on our actual 2019 financial results, the total bonus pool for 2019 ended up 125% of the 2019 Base Pool. For additional information about the 2019 Plan, see “Executive Compensation—Compensation Discussion and Analysis—Non-equity Incentive Plan Compensation,” and for actual amounts to be paid under the 2019 Plan for 2019, which will be paid in the second quarter of 2020, see “Executive Compensation—Summary Compensation Table.”

(2)	Each of the named executive officers was eligible for an award under the 2019 Plan.

(3)
The amounts in this column assume: (i) an aggregate bonus pool equal to 70% of the 2019 Base Pool, which would have resulted from an actual 2019 financial outcome at the low-end of our February 21, 2019 public guidance range for revenue and non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2019), and this would have been equivalent to $540 million in total revenue and $145 million in non-GAAP adjusted EBITDA; (ii) that each of Messrs. McBride, Carberry, Buerba and Clem would receive the same percentage share of the bonus pool that he received under the 2018 bonus plan; and (iii) that Mr. Jones, who did not participate in the 2018 bonus plan, would receive a one-ninth share of the amount of the 2019 bonus pool that is not assumed paid to Mr. McBride as described above. However, each officer’s bonus may vary based on achievement of individual goals, and no individual executive officer was guaranteed any minimum amount, so the amount could in fact be zero.

(4)
The amounts in this column assume (i) an aggregate bonus pool equal to 100% of the 2019 Base Pool, which would have resulted from an actual 2019 financial outcome at the midpoint of our February 21, 2019 public guidance range of $555 million in total revenue and $155 million in non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2019); (ii) that each of Messrs. McBride, Carberry, Buerba and Clem would receive the same percentage share of the bonus pool that he received under the 2018 bonus plan; and (iii) that Mr. Jones, who did not participate in the 2018 bonus plan, would receive a one-ninth share of the amount of the 2019 bonus pool that is not assumed paid to Mr. McBride as described above.

(5)
The amounts in this column assume the maximum possible bonus pool of 200% of the 2019 Base Pool, that each of Messrs. McBride, Carberry, Buerba and Clem would receive the same percentage share of the bonus pool that he received under the 2018 bonus plan, and that Mr. Jones would receive a one-ninth share of the amount of the 2019 bonus pool that is not assumed paid to Mr. McBride. However, in the unlikely event that no other member of executive management received any bonus, and the Compensation Committee did not adjust the bonus pool as a result, any individual named executive officer could in theory be awarded the total amount of the bonus pool.

(6)
The options awarded to the named executive officers in 2019 were all issued under our 2010 Equity Incentive Plan, as amended, as part of the company-wide option grants described above under "Executive Compensation—Compensation Discussion and Analysis—Each Element of Compensation, Why We Pay It, and How We Determine Amounts—Equity Incentives." Such options vest with respect to one-third of the shares on the first anniversary of the date of grant and in 24 approximately equal monthly installments thereafter, provided the optionee remains employed by us.

(7)
The amounts in this column represent the aggregate grant date fair value of option awards granted during 2019 computed in accordance with ASC 718. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding stock options held by the named executive officers at December 31, 2019:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive plan awards: number of unearned shares that have not vested (#)	Equity Incentive plan awards: market or payout value of unearned shares that have not vested ($)
Ken McBride	50,000 (1)	—	66.28	4/9/2025
	108,746 (2)	36,254 (2)	112.00	4/25/2027
	—	150,000 (3)	35.04	6/3/2029

Jeff Carberry	10,000 (4)	—	45.35	2/2/2025
	10,000 (5)	—	58.25	3/2/2025
	46,665 (6)	13,335 (6)	152.15	8/1/2027
	—	85,000 (3)	35.04	6/3/2029

Sebastian Buerba	1,112 (1)	—	66.28	4/9/2025
	27,221 (2)	17,502 (2)	112.00	4/25/2027
	—	90,000 (3)	35.04	6/3/2029

John Clem	36,915 (7)	—	32.41	9/19/2024
	18,492 (1)	—	66.28	4/9/2025
	52,498 (2)	17,502 (2)	112.00	4/25/2027
	—	100,000 (3)	35.04	6/3/2029

Nathan Jones	28,438 (8)	—	70.51	8/3/2025
	2,604 (9)	209 (9)	87.88	2/5/2026
	21,874 (10)	28,126 (10)	192.25	3/1/2028
	—	75,000 (3)	35.04	6/3/2029

(1)
These performance-based option awards issued under the 2010 Equity Incentive Plan, as amended, vested in equal monthly installments on the last day of each month over the 36 months following the November 18, 2015 close of the Endicia acquisition.

(2)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 36 approximately equal monthly installments of approximately 4,028 shares beginning with October 1, 2017.

(3)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest with respect to one-third of the shares on June 3, 2020, and with respect to the remaining two-thirds of the shares, in 24 approximately equal monthly installments thereafter.

(4)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vested in 36 approximately equal monthly installments beginning on March 2, 2015.

(5)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vested in 36 approximately equal monthly installments beginning on April 2, 2015.

(6)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 36 approximately equal monthly installments of approximately 1,667 shares beginning with September 1, 2017.

(7)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vested in 24 monthly installments of approximately 1,667 shares beginning October 19, 2015.

(8)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vested with respect to 25% of the shares on August 3, 2016, and with respect to the remaining 75% of the shares, in 36 approximately equal monthly installments thereafter.

(9)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest with respect to 25% of the shares (i.e. 1,250 shares) on February 5, 2017, and with respect to the remaining 75% of the shares, in 36 approximately equal monthly installments of approximately 104 shares thereafter.

(10)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 48 monthly installments of approximately 1,042 shares beginning April 1, 2018.

OPTION EXERCISES AND STOCK VESTED

 The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of other stock awards during 2019 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ken McBride	—	$—
Jeff Carberry	—	$—
Sebastian Buerba	—	$—
John Clem	—	$—
Nathan Jones	—	$—

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Mr. McBride and the company have agreed that, in the event of (i) an involuntary termination by us without cause or (ii) a resignation by the executive or termination by us following a change of control, he will receive six months’ salary and benefits. The change of control payment will occur upon (y) any involuntary termination of Mr. McBride's employment following the change of control or (z) his resignation within two to nine months following the change of control. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or a termination with cause. The information below reflects the estimated value of the compensation to be paid by us to any named executive officer in the event of an involuntary termination without cause or a termination or resignation following a change in control. The amounts shown below assume that the triggering events occurred on December 31, 2019. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Payment Upon Termination without Cause or Termination or Resignation Following Change in Control (1)
Ken McBride	$431,377

(1)	Assumes a monthly value of $1,436 for continued benefits and a monthly payment of $70,460 in respect of Mr. McBride's base salary at the rate in effect on December 31, 2019.

In addition, our stock option plans provide that any optionee, including our named executive officers, whose service is “involuntarily terminated” within 18 months following a “change in control”, will have any unvested options that were assumed by the successor corporation become fully exercisable.

A “change in control” is defined as the first to occur of: (i) any one person or entity or more than one person or entity acting as a group becoming the “beneficial owner” (as used in Section 13(d) of the Exchange Act) of more than 50% of the voting power of our capital stock; (ii) our Board ceasing to include a majority of members who either were on our Board two years prior to the relevant date or whose appointment, or nomination for election, to our Board was approved by a vote of a majority of the directors then in office; and (iii) any person, entity or group, subject to certain exceptions, acquiring, during any twelve month period, assets from us that have a fair market value greater than 50% of the total fair market value of all of our assets immediately before the acquisition or acquisitions.

“Involuntary termination” is generally defined as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following: (i) a change in his or her position with us which materially reduces his or her responsibilities; (ii) a reduction in his or her level of compensation by more than 15%; or (iii) a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected without the optionee’s consent.

Assuming triggering events occurred on December 31, 2019, the following amounts would then be earned as a result of the accelerated vesting of stock options for our named executive officers based on a closing stock price of $83.52 on December 31, 2019.

Name	Options Accelerated Upon Involuntary Termination following Change in Control (1)
Ken McBride	$7,272,000
Jeff Carberry	$4,120,800
Sebastian Buerba	$4,363,200
John Clem	$4,848,000
Nathan Jones	$3,636,000

(1)	Based on th3.e fair market value of our common stock on December 31, 2019 minus the exercise price and does not reflect proceeds that might actually be received by the named executive officer.

CEO PAY RATIO
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our chief executive officer to the annual total compensation of our median employee. For the year ended December 31, 2019, the annual total compensation for our chief executive officer as reported in the Summary Compensation Table was $5,749,476, and the annual total compensation for our median employee was $82,928. For 2019, the annual total compensation of our chief executive officer was approximately 69 times that of our median employee.
For purposes of identifying our median employee, we examined our entire employee population as of our 2019 fiscal year end, which consisted of 1,310 total employees. As we did in 2018, we chose to identify our 2019 median employee de novo. To determine our median employee, we used total compensation consisting of (i) base salary (or hourly wages including overtime) for the year ending December 31, 2019, (ii) bonuses paid in 2019, (iii) the grant date fair value of option awards granted in 2019 and (iv) the value of other compensation and perquisites, as our compensation measure that we applied consistently to all employees. For employees paid in a foreign currency, we converted amounts at the prevailing foreign exchange rates on December 31, 2019. We annualized the base salary amounts for permanent employees who commenced employment during 2019. For our UK-based employees who earn bonuses on a quarterly rather than annual basis, we only measured the bonuses earned in the second, third and fourth quarters and annualized those, since the first quarter data would have imposed an undue burden for us to access. We also annualized bonus payments for our Non-U.S. employees who commenced employment during 2019 and earned quarterly bonuses.
For consistency, after identifying our median employee, except as described below, we calculated annual total compensation for our median employee on the same basis as annual total compensation is calculated for our named executive officers in the Summary Compensation Table (including the grant date fair value of awards granted in 2019 under our 2010 Equity Incentive Plan), accordingly, we did not include the cost of employer-sponsored health and welfare benefits in the calculation of either our chief executive officer’s or our median employee’s total annual compensation. Due to the timing of our annual employee review and bonus process, in calculating annual total compensation for our median employee, we used the bonus amounts paid to such employee in 2019, as opposed to amounts earned in 2019 some or all of which may not be paid until 2020.
As it has been our general practice to grant awards of stock options to our executive management team every three years, we expect that, historically, our CEO pay ratio would be significantly higher in years when our chief executive officer receives such grants and lower in the intervening years (although we may make smaller more frequent awards of stock options to executives in the future, which would result in a more consistent CEO pay ratio, and we may make option grants at other times, such as the company-wide option grant made in June 2019). For example, excluding the value of options granted in 2019, our chief executive officer’s annual compensation was $2,869,626, or approximately 36 times the annual compensation of our median employee (excluding, for this purpose, the value of options granted to such employee in 2019) of $80,048.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 13, 2020, by (i) all persons who are beneficial owners of more than 5% of our common stock, (ii) each director and nominee for director, (iii) our named executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. The percentage of ownership is based on 17,093,178 shares of our common stock issued and outstanding on April 13, 2020. Shares of our common stock issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 13, 2020 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Ken McBride (1)	234,688	1.35%
Jeff Carberry (2)	114,947	*
Sebastian Buerba (3)	70,503	*
John Clem (4)	158,781	*
Nathan Jones (5)	85,206	*
Mohan P. Ananda (6)	658,524	3.73%
David C. Habiger (7)	20,572	*
G. Bradford Jones (8)	75,286	*
Kate Ann May (9)	49,111	*
Theodore R. Samuels, II (10)	21,000	*

Other 5% Stockholders:

BlackRock, Inc. (11)	2,491,293	14.57%
40 East 52nd Street
New York, NY 10022

The Vanguard Group (12)	1,753,650	10.26%
100 Vanguard Blvd.
Malvern, PA 19355

David E. Shaw (13)	1,230,384	7.20%
1166 Avenue of the Americas, 9th Flr.
New York, NY 10036

Fisher Investments (14)	1,079,633	6.32%
5525 NW Fisher Creek Drive
Camas, WA 98607

All directors and executive officers as a group (14 people) (15)	1,742,459	9.62%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Includes 232,412 shares issuable upon exercise of options directly held by Mr. McBride that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(2)	Includes 104,715 shares issuable upon exercise of options directly held by Mr. Carberry that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(3)	Includes 69,699 shares issuable upon exercise of options directly held by Mr. Buerba that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(4)	Includes 152,571 shares issuable upon exercise of options directly held by Mr. Clem that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(5)	Includes 84,125 shares issuable upon exercise of options directly held by Nathan Jones that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(6)
Includes 20,000 shares issuable upon exercise of options directly held by Mr. Ananda that are presently exercisable or will become exercisable within 60 days of April 13, 2020. Includes: 548 shares held by Mr. Ananda; 464,500 shares held by Mr. Ananda in the Ananda Small Business Trust; 27,000 shares held by the Ananda Foundation; 144,077 shares held in trust for the benefit of Mr. Ananda's family; and 2,399 shares held beneficially for Mr. Ananda's children.

(7)	Includes 20,000 shares issuable upon exercise of options directly held by Mr. Habiger that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(8)	Includes 35,000 shares issuable upon exercise of options directly held by Brad Jones that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(9)	Includes 37,957 shares issuable upon exercise of options directly held by Ms. May that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

(10)
Includes 20,000 shares issuable upon exercise of options directly held by Mr. Samuels that are presently exercisable or will become exercisable within 60 days of April 13, 2020. Includes 1,000 shares held by the Ted and Lori Samuels Family Trust, dated July 3, 1996. Mr. Samuels disclaims beneficial ownership of the shares held by the trust, except to the extent of his pecuniary interest therein.

(11)
Information regarding Blackrock, Inc.’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on February 4, 2020. BlackRock, Inc. shares beneficial ownership with a number of its subsidiaries, none of which individually beneficially owns 5% or more of our outstanding common stock, except for BlackRock Fund Advisors.

(12)
Information regarding The Vanguard Group’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on February 12, 2020. Various registered investment companies advised by The Vanguard Group, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock, although no single such company’s interest in our common stock is more than five percent of the total outstanding.

(13)
Information regarding David E. Shaw’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on February 14, 2020. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C. and D. E. Shaw Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Asymptote Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Manager, L.L.C., which in turn is the manager of D. E. Shaw Asymptote Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of 1,162,870 shares, and the shared power to dispose or direct the disposition of 1,230,384 shares. Each of D. E. Shaw & Co., L.P. and D. E. Shaw & Co., Inc. may also the deemed the beneficial owner of such 1,230,384 shares. David E. Shaw disclaims beneficial ownership of such 1,230,384 shares.

(14)	Information regarding Fisher Investments’s beneficial ownership is based solely on a Schedule 13G it filed with the SEC on February 6, 2020.

(15)	Includes an aggregate of 1,028,558 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 13, 2020.

AUDIT COMMITTEE REPORT
The information contained in this section shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for that year.
Review with Management
The Audit Committee has reviewed and discussed these audited financial statements with our management.
Review and Discussions with Independent Auditors
The Audit Committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed under Auditing Standards adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.
Conclusion
Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Mohan Ananda
G. Bradford Jones
Theodore R. Samuels, II

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review and Ratification of Related Party Transactions
We have an informal policy requiring that all related party transactions be submitted to our Audit Committee members not involved in the transaction for review and advance approval. The Audit Committee is empowered to collect and review all material facts and all necessary data for each related party transaction. After review, the Audit Committee will only approve or ratify the transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith.
Transactions with Mr. Ananda
Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our chief executive officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The license agreement reaffirms our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarifies and narrows Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.
Management Incentive Plan
 In connection with our acquisition of ShippingEasy, Inc., we entered into a Management Incentive Plan, dated as of July 1, 2016, by and among ShippingEasy, Inc., us and Ms. May as the Participant Representative (the "MIP"). The MIP was filed as an exhibit to the Company's Form 10-Q filed with the SEC on August 9, 2016. At the time we entered into the MIP, Ms. May was not a related person within the meaning of Item 404(a) of Regulation S-K. Pursuant to the MIP, among other things, we issued to Ms. May 10,892 shares, 28,319 shares and 4,356 shares of the Company's common stock in each of March 2017, March 2018 and March 2019 valued at approximately $1,293,980, $5,646,921 and $380,042, respectively, on the dates of issuance. A portion of each stock issuance under the MIP was retained by us for tax withholding purposes.
Consulting Agreement with Ms. May
On January 17, 2020, we entered into a consulting agreement with Ms. May for her to provide consulting services to us, as pre-approved by our chief executive officer, for an initial period of 12 months commencing January 21, 2020. The consulting agreement provides that Ms. May shall be compensated at an hourly rate for actual hours worked, and the total fees for the 12 month term will not exceed $360,000. In connection with entering into the consulting agreement, Ms. May agreed to forfeit the unvested portion of each stock option award she had received from us prior to the date of such agreement other than the portion of the stock options granted on June 3, 2019 which is scheduled to vest on June 3, 2020. In the aggregate, Ms. May forfeited unvested options to purchase 16,876, 11,667 and 33,500 shares of common stock of the Company at exercise prices of $192.25, $196.05 and $35.04, respectively.
Indemnification of Directors and Officers
In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

DELINQUENT SECTION 16(a) REPORTS
The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires them to file with the SEC reports with respect to their ownership of our common stock and their transactions in our common stock and to furnish us with copies of those reports. Based solely on a review of copies of reports filed with the SEC under Section 16(a) and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors, executive officers and greater-than-10% stockholders filed all such required reports on a timely basis during 2019, except as set forth below.
One Form 4 was filed late on behalf of Mohan P. Ananda on March 11, 2019, to report a stock sale transaction effected on March 6, 2019. One Form 4 was filed late on behalf of Kate Ann May on April 12, 2019, to report the issuance of certain shares to her on March 18, 2019, pursuant to the Management Incentive Plan entered into in connection with our acquisition of ShippingEasy in 2016.

OTHER MATTERS
Other Matters to be Presented for Voting at the Annual Meeting
We know of no other matters that will be presented for consideration for voting at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Subject to SEC rules, discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.
Annual Report
A copy of our annual report for 2019 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. Our annual report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission.
Form 10-K
We filed an annual report on Form 10-K for 2019 with the SEC on March 2, 2020. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245, or you can access copies of all our Securities and Exchange Commission filings on our website at http://investor.stamps.com/edgar.cfm.
By Order of the Board of Directors:
/s/ Ken McBride
Ken McBride, Chief Executive Officer
May 4, 2020

Annex A
(Board of Directors Compensation Peer Groups)

2017 Benchmarks
The following companies were included in our compensation benchmark group used in April 2017 to determine our Board of Directors cash compensation to become effective May 1, 2017:

Company Name
8X8 INC /DE/
ATLANTIC TELE NETWORK INC /DE
AVG TECHNOLOGIES N.V.
BADGER METER INC
BROOKS AUTOMATION INC
CALLIDUS SOFTWARE INC
CUBIC CORP /DE/
CVENT INC
DESCARTES SYSTEMS GROUP INC
ENGHOUSE SYSTEMS LTD.
ESCO TECHNOLOGIES INC
EVOLENT HEALTH, INC.
FABRINET
FIDESSA GROUP PLC
GENERAL COMMUNICATION INC
GIGAMON INC
GTT Communications, Inc.
GoPro, Inc.
INVENSENSE INC
IXIA
Interactive Intelligence Group, Inc.
KINAXIS INC.
KULICKE & SOFFA INDUSTRIES INC
METHODE ELECTRONICS INC
Marketo, Inc.
NETGEAR, INC
OCLARO, INC.
OMNICELL, Inc
OSI SYSTEMS INC
POLYCOM INC
PREMIER, INC.
PROGRESS SOFTWARE CORP /MA
Q2 Holdings, Inc.
QLOGIC CORP
QUALYS, INC.
RAMBUS INC
RUCKUS WIRELESS INC
SUPER MICRO COMPUTER, INC.
SYKES ENTERPRISES INC
SYNAPTICS INC
SYNTEL INC
VEECO INSTRUMENTS INC

A-1

VONAGE HOLDINGS CORP
2U, INC.
ACI WORLDWIDE, INC.
ACXIOM CORP
AMBARELLA INC
BOX INC
BRADY CORP
CABOT MICROELECTRONICS CORP
CELESTICA INC
COMMVAULT SYSTEMS INC
CREE INC
Cornerstone OnDemand Inc
DIEBOLD NIXDORF, INC
EBIX INC
ELECTRONICS FOR IMAGING INC
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
FRONTIER COMMUNICATIONS CORP
Fleetmatics Group plc
GENERAC HOLDINGS INC.
GameStop Corp.
Groupon, Inc.
HUBSPOT INC
II-VI INC
INPHI Corp
Inovalon Holdings, Inc.
LIFELOCK, INC.
MAXLINEAR INC
MERCURY SYSTEMS INC
MacDonald, Dettwiler and Associates Ltd.
Manitoba Telecom Services Inc.
NEUSTAR INC
PLANTRONICS INC /CA/
PLEXUS CORP
RINGCENTRAL INC
SEMTECH CORP
SOLARCITY CORP
VIAVI SOLUTIONS INC.
ZYNGA INC
ADVANCED ENERGY INDUSTRIES INC
CACI INTERNATIONAL INC /DE/
FINISAR CORP
FIRST SOLAR, INC.
InterDigital, Inc.
LEXMARK INTERNATIONAL INC /KY/
REALPAGE INC
SANMINA CORP
SILICON LABORATORIES INC
VERINT SYSTEMS INC
YELP INC

A - 2

Annex B
(Selected Compensation Peer Groups)

2019 Equilar Benchmarks

The following companies are included in our compensation benchmark groups used for our 2019 Compensation Decisions (all data from Equilar as of March 2019).

•	For our chairman and chief executive officer:

Company
Aspen Technology, Inc.
Boingo Wireless, Inc.
Bottomline Technologies, Inc.
Commvault Systems, Inc.
Coupa Software Incorporated
Ebix, Inc.
Enghous Systems Limited
InterXion Holding N.V.
Qualys, Inc.
RealPage, Inc.
Shenandoah Telecommunications Company
Webjet Limited

•	For our chief financial officer:

Company
2U Inc
8x8, Inc.
Ambarella, Inc.
AppFolio, Inc.
Aspen Technology, Inc.
Avalara, Inc.
Alarm.com Holdings, Inc.
Altair Engineering Inc.
Badger Meter, Inc.
Boingo Wireless, Inc.
Bottomline Technologies, Inc.
Brooks Automation, Inc.
Callidus Software Inc.
Commvault Systems, Inc.
CyberArk Software Ltd.
Cloudera, Inc.
Cornerstone OnDemand, Inc.
Coupa Software Incorporated
Domo, Inc.
Ellie Mae, Inc.
EVERTEC, Inc.
Forescout Technologies, Inc.

FormFactor, Inc.
Fidessa Group PLC
Grubhub Inc.
HealthEquity, Inc.
HubSpot, Inc.
Instructure, Inc.
Iridium Communications Inc.
InterDigital, Inc.
Kinaxis Inc
LivePerson, Inc.
Manhattan Associates, Inc.
Mercury Systems, Inc.
MicroStrategy Incorporated
MongoDB, Inc.
Monolithic Power Systems, Inc.
Medidata Solutions, Inc.
Newmont Mining Corporation
New Relic, Inc.
NextGen Healthcare, Inc.
NIC Inc.
Novanta Inc.
Omnicell, Inc.
Progress Software Corporation
Proofpoint, Inc.
PROS Holdings, Inc.
Q2 Holdings, Inc.
Qualys, Inc.
Rambus Inc.
RealPage, Inc.
RingCentral, Inc.
Semtech Corporation
Shenandoah Telecommunications Company
SolarEdge Technologies, Inc.
SolarWinds Corporation
SPS Commerce, Inc.
SailPoint Technologies Holdings, Inc.
SecureWorks Corp.
Descartes Systems Group Inc.
TiVo Corporation
Webjet Limited
Workiva Inc.
Xperi Corporation
Yext, Inc.
Zendesk, Inc.

•	For our chief marketing officer

Company
2U Inc
Anaplan, Inc.
Apptio, Inc.
Avalara, Inc.
Boingo Wireless, Inc.
Cabot Microelectronics Co.
Coupa Software Incorporated
CyberArk Software Ltd.
Elastic N.V.
Electro Scientific Industries Inc.
Elli Mae
Glu Mobile Inc.
Grubhub Inc.
Imperva, Inc.
Iridium Communications Inc.
MongoDB, Inc.
Monolithic Power Systems, Inc.
RealPage, Inc.
SailPoint Technologies Holdings, Inc.
TiVo Corporation

•	For our chief product officer:

Company
Commvault Systems, Inc.
Cornerstone OnDemand, Inc.
Etsy, Inc.
EVERTEC, Inc.
HubSpot, Inc.
Mercury Systems, Inc.
NextGen Healthcare, Inc.
NIC Inc.
RingCentral, Inc.
SPS Commerce, Inc.

•	For the chief executive officer of our ShipStation subsidiary:

Company
Bottomline Technologies, Inc.
Brooks Automation, Inc.
Cornerstone OnDemand, Inc.
EVERTEC, Inc.
Monolithic Power Systems, Inc.
Newmont Mining Corporation
Omnicell, Inc.
Progress Software Corporation
Proofpoint, Inc.
RealPage, Inc.
Semtech Corporation
Shenandoah Telecommunications Company
Stratasys Ltd.
TiVo Corporation
Universal Display Corporation
Xperi Corporation

2020 Equilar Benchmarks

The following companies are included in our compensation benchmark groups used for our 2020 Compensation Decisions (all data from Equilar as of March 2020).

•	For our chairman and chief executive officer:

Company
Anaplan, Inc.
Blackbaud, Inc.
BlackBerry Limited
Ceridian HCM Holding Inc.
Commvault Systems, Inc.
Enghouse Systems Ltd.
ESCO Technologies Inc.
InterXion Holding N.V.
Proofpoint, Inc.
RealPage, Inc.
Shenandoah Telecommunications Company
SolarWinds Corporation
Tenable Holdings, Inc.

•	For our chief financial officer:

Company
2U, Inc.
Acacia Communications, Inc.
Advanced Energy Industries, Inc.
Alarm.com Holdings, Inc.
Altair Engineering Inc.
Alteryx, Inc.
AppFolio, Inc.
ASM International NV
Aspen Technology, Inc.
Avalara, Inc.
Badger Meter, Inc.
Bandwidth Inc.
Blackbaud, Inc.
BlackBerry Limited
BlackLine, Inc.
Bottomline Technologies (de), Inc.
Brooks Automation, Inc.
Carbon Black
Cardlytics, Inc.
Ceridian HCM Holding Inc.
Cision Ltd.
Cloudera Inc.
Commvault Systems, Inc.
Cornerstone OnDemand, Inc.
Coupa Software Incorporated

Cray Inc.
CrowdStrike Holdings, Inc.
CSG Systems International, Inc.
CyberArk Software Ltd.
DocuSign, Inc.
Dynatrace, Inc.
Elastic N.V.
Enphase Energy, Inc.
ESCO Technologies Inc.
Etsy, Inc.
Everbridge, Inc.
EVERTEC, Inc.
FireEye, Inc.
Five9, Inc.
Forescout Technologies, Inc.
GCI Liberty, Inc.
Guidewire Software
HealthEquity, Inc.
HubSpot, Inc.
Infinera Corporation
Innoviva, Inc.
Inovalon Holdings, Inc.
Inphi Corporation
Instructure, Inc.
InterDigital, Inc.
Iridium Communications Inc.
Kinaxis
Knowles Corporation
Kulicke and Soffa Industries, Inc.
LiveRamp Holdings, Inc.
MACOM Technology Solutions Holdings, Inc.
Manhattan Associates, Inc.
Medidata Solutions Inc.
Mercury Systems, Inc.
MicroStrategy Incorporated
MongoDB, Inc.
Monolithic Power Systems, Inc.
NetScout Systems, Inc.
New Relic, Inc.
NIC Inc.
Novanta Inc.
Okta, Inc.
Omnicell, Inc.
Onto Innovation Inc.
PagerDuty, Inc.
Paycom Software, Inc.
Paylocity Holding Corporation
Pegasystems Inc.
Pinterest, Inc.

Plug Power Inc.
Pluralsight, Inc.
Power Integrations, Inc.
Progress Software Corporation
Proofpoint, Inc.
PROS Holdings, Inc.
Q2 Holdings, Inc.
Qualys, Inc.
Rambus Inc.
Rapid7, Inc.
RealPage, Inc.
RingCentral, Inc.
Roku, Inc.
Semtech Corporation
Silicon Laboratories Inc.
Slack Technologies, Inc.
SolarEdge Technologies, Inc.
SolarWinds Corporation
SPS Commerce, Inc.
Sunrun Inc.
SVMK Inc.
Switch, Inc.
Teladoc Health, Inc.
Tenable Holdings, Inc.
The Descartes Systems Group Inc.
The Trade Desk, Inc.
Tyler Technologies, Inc.
Universal Display Corporation
Varonis Systems, Inc.
Veeva Systems Inc.
Vicor Corporation
Wix.com, Ltd.
Workiva Inc.
Yelp Inc.
Yext, Inc.
Zendesk, Inc.
Zscaler, Inc.
Zynga Inc.

•	For our chief marketing officer:

Company
2U, Inc.
Alteryx, Inc.
Brooks Automation, Inc.
Coupa Software Incorporated
CyberArk Software Ltd.
Elastic N.V.
Enphase Energy, Inc.
Kinaxis
Lattice Semiconductor Corporation
New Relic, Inc.
Omnicell, Inc.
Paycom Software, Inc.
SailPoint Technologies Holdings, Inc.
Semtech Corporation
Smartsheet Inc.
Teladoc Health, Inc.
Tenable Holdings, Inc.
The Descartes Systems Group Inc.
The Trade Desk, Inc.
Wix.com, Ltd.
Workiva Inc.

•	For our chief product officer:

Company
Advanced Energy Industries, Inc.
BlackLine, Inc.
Box, Inc.
Carbon Black
Ceridian HCM Holding Inc.
CrowdStrike Holdings, Inc.
Enphase Energy, Inc.
EVERTEC, Inc.
Guidewire Software
HubSpot, Inc.
Knowles Corporation
Mercury Systems, Inc.
Mimecast Limited
MongoDB, Inc.
Paycom Software, Inc.
Paylocity Holding Corporation
Plug Power Inc.
Rapid7, Inc.
RealPage, Inc.
RingCentral, Inc.
Shenandoah Telecommunications Company
SPS Commerce, Inc.
Sunrun Inc.
SVMK Inc.
The Descartes Systems Group Inc.
The Trade Desk, Inc.
Zendesk, Inc.
Zynga Inc.

•	For the chief executive officer of our ShipStation subsidiary:

Company
Blackbaud, Inc.
Bottomline Technologies (de), Inc.
Brooks Automation, Inc.
Cision Ltd.
Cornerstone OnDemand, Inc.
Five9, Inc.
Knowles Corporation
LiveRamp Holdings, Inc.
Manhattan Associates, Inc.
Monolithic Power Systems, Inc.
Progress Software Corporation
Proofpoint, Inc.
Rogers Corporation
Silicon Laboratories Inc.
SolarWinds Corporation
Zynga Inc.

Annex C
(Non-GAAP Financial Measures)

2019 Detailed Results

2019 total revenue was $571.9 million, down 3% compared to 2018. 2019 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $557.1 million, down 2% versus 2018. 2019 Customized Postage revenue was $14.7 million, down 25% versus 2018.
2019 GAAP income from operations was $93.6 million, GAAP net income was $59.2 million, and GAAP net income per share was $3.33 based on 17.8 million fully diluted shares outstanding. This compares to 2018 GAAP income from operations of $194.4 million, GAAP net income of $168.6 million, and GAAP net income per share of $8.99 based on fully diluted shares outstanding of 18.8 million. 2019 GAAP income from operations, GAAP net income and GAAP income per fully diluted share decreased by 52%, 65%, and 63% year-over-year, respectively.
2019 GAAP income from operations included $42.9 million of non-cash stock-based compensation expense and $22.2 million of non-cash amortization of acquired intangibles. 2019 GAAP net income also included $374 thousand of non-cash amortization of debt issuance cost. 2019 GAAP income tax expense was $31.5 million and non-GAAP income tax expense was $54.3 million resulting in a non-GAAP tax expense adjustment of $22.8 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2019. See the section later in this Annex C entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, 2019 non-GAAP income from operations was $158.7 million. Also excluding non-cash amortization of debt issuance and including the non-GAAP tax expense adjustment, 2019 non-GAAP adjusted income was $102.0 million or $5.73 per share based on 17.8 million fully diluted shares outstanding.
2018 GAAP income from operations included $36.3 million of non-cash stock-based compensation expense, $18.3 million of non-cash amortization of acquired intangibles, and $3.1 million of transaction related expenses associated with the MetaPack acquisition and legal settlement expense related to the class action wage and hours case filed against us in February 2018. 2018 GAAP net income also included $374 thousand of non-cash amortization of debt issuance costs and $1.0 million of foreign currency loss related to the MetaPack acquisition. 2018 GAAP income tax expense was $22.3 million and non-GAAP income tax expense was $29.2 million resulting in a non-GAAP tax expense adjustment of $6.9 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2018. See the section later in this Annex C entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, and transaction related expenses associated with the MetaPack acquisition, and legal settlement expense, 2018 non-GAAP income from operations was $252.2 million. Also excluding non-cash amortization of debt issuance costs and foreign currency loss related to the MetaPack acquisition, and including the non-GAAP tax expense adjustment, 2018 non-GAAP adjusted income was $220.9 million or $11.78 per share based on 18.8 million fully diluted shares outstanding.
Therefore, 2019 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share decreased by 37%, 54% and 51% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this Annex C and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of Non-GAAP to GAAP Financial Measures (2019)

For the Year Ended December 31, 2019		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$155.22	$3.08	$—	$—	$—	$152.13
Research & Development	78.04	10.52	—	—	—	67.52
Sales & Marketing	134.23	9.72	—	—	—	124.51
General & Administrative	110.80	19.62	22.20	—	—	68.99
Total Expenses	478.29	42.94	22.20	—	—	413.15

Income (Loss) from Operations	93.56	(42.94)	(22.20)	—	—	158.70

Interest and Other Income (Loss)	(2.81)	—	—	(0.37)	—	(2.44)

Benefit (Expense) for Income Taxes	(31.52)	—	—	—	22.75	(54.27)

Adjusted Income (Loss)	59.23	(42.94)	(22.20)	(0.37)	22.75	101.98

On a diluted per share basis	$3.33	$(2.41)	$(1.25)	$(0.02)	$1.28	$5.73

Shares used in per share calculation	17.80	17.80	17.80	17.80	17.80	17.80

Reconciliation of Non-GAAP to GAAP Financial Measures (2018)

For the Year Ended December 31, 2018		Stock-Based	Intangible	Acquisition and	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Litigation	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Settlement	Expense	Adjustments	Amounts
				Expenses

Cost of Revenues	$ 126.91	$ 2.95	0	0	0	0	$ 123.95
Research & Development	56.59	8.12	0	0	0	0	48.47
Sales & Marketing	112.08	6.89	0	0	0	0	105.19
General & Administrative	96.95	18.38	18.29	3.14	0	0	57.13
Total Expenses	392.53	36.35	18.29	3.14	0	0	334.75

Income (Loss) from Operations	194.40	(36.35)	(18.29)	(3.14)	0	0	252.18

Interest and Other Income (Loss)	(3.49)	0	0	(1.03)	(0.37)	0	(2.08)

Benefit (Expense) for Income Taxes	(22.27)	0	0	0	0	6.91	(29.18)

Adjusted Income (Loss)	168.64	(36.35)	(18.29)	(4.17)	(0.37)	6.91	220.93

On a diluted per share basis	$ 8.99	$ (1.94)	$ (0.98)	$ (0.22)	$ (0.02)	$ 0.37	$ 11.78

Shares used in per share calculation	18.76	18.76	18.76	18.76	18.76	18.76	18.76

2019 GAAP Net Income and Non-GAAP Adjusted EBITDA

2019 GAAP net income was $59.2 million, down 65% compared to $168.6 million in 2018.
2019 non-GAAP adjusted EBITDA was $164.4 million, down 36% compared to $258.0 million in 2018.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this Annex C and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA (Unaudited)

	Twelve Months ended
All amounts in millions	December 31,
	2019	2018

GAAP Net Income (Loss)	$59.23	$168.64

Depreciation and Amortization expense	$27.87	$24.10
Interest & Other Expense (Income), net	$2.81	$3.49
Income Tax Expense (Benefit), net	$31.52	$22.27

Stock-based Compensation Expense	$42.94	$36.35
Acquisition and Litigation Settlement Expenses	$ --	$3.14

Adjusted EBITDA	$164.38	$257.99

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.
Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.
Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.
Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares.
Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. The projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.
Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.
The projected non-GAAP full-year tax rate for 2020 is 40%. The increase in our estimated effective tax rate for 2020 is primarily driven by a reduction in projected pre-tax book income.
Adjusted EBITDA as calculated in this Proxy Statement represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.
The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this Proxy Statement to the corresponding GAAP measures can be found in the financial tables of this Annex C.
The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

FORM OF PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

STAMPS.COM INC.
Annual Meeting of Stockholders
June 10, 2020 10:00 AM
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of Stamps.com Inc. hereby revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 10, 2020 and the Proxy Statement, each dated May 4, 2020, and hereby appoints each of Jeff Carberry and Matthew A. Lipson, or either of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders and to vote all shares of common stock of STAMPS.COM INC. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2020 Annual Meeting of Stockholders to be held via a virtual on-line platform accessible at www.virtualshareholdermeeting.com/STMP2020, at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 10, 2020, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE, (II) FOR APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND (III) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2020. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO FEBRUARY 13, 2020.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STMP2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # --->
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of such nominee on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. To elect two Class III directors to serve for a three-year term ending at the Company's 2023 annual meeting or until his successor is duly elected and qualified.

Nominees

1a. Kenneth T. McBride 1b. Theodore R. Samuels, II

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers;					☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2020.					☐	☐	☐

NOTE: This proxy confers discretionary authority to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting    ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date